As filed with the Securities and Exchange Commission on February 2, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LOGITECH INTERNATIONAL S.A.

(Exact name of Registrant as specified in its charter)

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(510) 795-8500

(Address, including zip code, of Registrant’s principal executive offices)

Logitech International S.A. 2006 Stock Incentive Plan

(Full title of the Plan)

Mark J. Hawkins

Senior Vice President, Finance and

Information Systems, and Chief Financial Officer

Logitech International S.A.

c/o Logitech Inc.

Fremont, California 94555

(510) 795-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven V. Bernard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Registered Shares, par value of CHF 0.25 each	14,000,000	$29.39	$411,460,000.00	$34,669.22

(1)	This Registration Statement shall also cover any additional shares which become issuable under the 2006 Stock Incentive Plan by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Logitech International S.A. The shares under the 2006 Stock Incentive Plan will be treasury shares currently held by the Registrant, shares to be repurchased by the Registrant or will be issued from conditional shares approved by the Registrant’s shareholders.
(2)	Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s shares as reported on The Nasdaq Global Select Market on February 1, 2007.
(3)	Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the Securities and Exchange Commission Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, number 89) (the “Telephone Interpretation”), the Registrant is carrying forward an aggregate of 2,975,454 shares to the 2006 Stock Incentive Plan from the registration statement on Form S-8 (Commission File No. 333-100854) filed by the Registrant on October 30, 2002, as amended. Prior to the filing of this registration statement on Form S-8, the Registrant filed a post-effective amendment to the registration statement on Form S-8 referred to in the preceding sentence to, among other things, deregister the shares being carried forward to the 2006 Stock Incentive Plan. Accordingly, pursuant to Instruction E of Form S-8 and the Telephone Interpretation, no additional registration fee is payable with respect to the 2,975,454 shares being carried forward to the 2006 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Logitech International S.A. (the “Registrant” or the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File Number 0-29174):

•	The Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006, filed with the Commission on May 19, 2006; and

•	The description of the Company’s shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 5, 1997, together with Amendment No.1 on Form 8-A filed with the Commission on November 29, 2006, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that information contained in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such information.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company has entered into agreements to indemnify its officers and directors. These agreements are between the respective officer or director and the Company, and cover claims brought under U.S. or Swiss laws to the fullest extent permitted by Swiss law. In addition, Logitech Inc., a wholly owned United States subsidiary of the Company, has entered into separate indemnification agreements with the Company’s officers and directors. The agreements with Logitech Inc. may be broader in certain respects than those entered into with the Company. These agreements, among other things, indemnify directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amount incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.
3.1	Articles of Incorporation of Logitech International S.A. as amended.	6-K	0-29174	08/04/06	1.1

3.2	Organizational Regulations of Logitech International S.A. as amended.	6-K	0-29174	11/03/06	15.1

4.2	Logitech International S.A. 2006 Stock Incentive Plan (including related form of agreement)					X

5.1	Opinion and consent of Lenz & Staehelin					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Lenz & Staehelin (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on February 2, 2007.

LOGITECH INTERNATIONAL S.A.

By:	/s/ GUERRINO DE LUCA
Guerrino De Luca
President and Chief Executive Officer

By:	/s/ MARK J. HAWKINS
Mark J. Hawkins
Senior Vice President, Finance and Information Systems, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guerrino De Luca, Mark J. Hawkins and Thomas Fergoda, and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GUERRINO DE LUCA Guerrino De Luca	President and Chief Executive Officer (Principal Executive Officer)	February 2, 2007

/S/ MARK J. HAWKINS Mark J. Hawkins	Senior Vice President, Finance and Information Systems, and Chief Financial Officer (Principal Financial Officer)	February 2, 2007

/S/ THOMAS FERGODA Thomas Fergoda	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	February 2, 2007

/s/ DANIEL BOREL Daniel Borel	Chairman	February 2, 2007

/s/ GARY BENGIER Gary Bengier	Lead Independent Director	February 2, 2007

/s/ MATTHEW BOUSQUETTE Matthew Bousquette	Director	February 2, 2007

/s/ ERH-HSUN CHANG Erh-Hsun Chang	Director	February 2, 2007

/s/ KEE-LOCK CHUA Kee-Lock Chua	Director	February 2, 2007

/s/ SHIN’ICHI OKAMOTO Shin’ichi Okamoto	Director	February 2, 2007

/s/ MONIKA RIBAR Monika Ribar	Director	February 2, 2007

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.
3.1	Articles of Incorporation of Logitech International S.A. as amended.	6-K	0-29174	08/04/06	1.1

3.2	Organizational Regulations of Logitech International S.A. as amended.	6-K	0-29174	11/03/06	15.1

4.2	Logitech International S.A. 2006 Stock Incentive Plan (including related forms of agreements)					X

5.1	Opinion and consent of Lenz & Staehelin					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Lenz & Staehelin (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X